EXHIBIT 2.1


              AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  among:


                            BROADVISION, INC.,
                          a Delaware corporation;


                      INFINITI ACQUISITION SUB, INC.,
                     a Massachusetts corporation; and


                             INTERLEAF, INC.,
                        a Massachusetts corporation


                        ___________________________

                       Dated as of January 26, 2000

                        ___________________________



                             TABLE OF CONTENTS

                                                                       Page

SECTION 1.  DESCRIPTION OF TRANSACTION ................................. 1

     1.1 Merger of Merger Sub into the Company.......................... 1

     1.2 Effect of the Merger........................................... 1

     1.3 Closing; Effective Time........................................ 1

     1.4 Articles of Organization and Bylaws; Directors and Officers.... 2

     1.5 Conversion of Shares........................................... 2

     1.6 Closing of the Company's Transfer Books........................ 4

     1.7 Exchange of Certificates....................................... 4

     1.8 Dissenting Shares.............................................. 5

     1.9 Tax Consequences............................................... 6

     1.10 Further Action................................................ 6

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............  6

     2.1 Due Organization; Subsidiaries; Etc............................ 6

     2.2 Articles of Organization and Bylaws............................ 7

     2.3 Capitalization, Etc............................................ 7

     2.4 SEC Filings; Financial Statements.............................. 8

     2.5 Absence of Changes............................................. 9

     2.6 Title to Assets............................................... 10

     2.7 Receivables; Customers........................................ 11

     2.8 Real Property; Equipment; Leasehold........................... 11

     2.9 Proprietary Assets............................................ 11

     2.10 Contracts.................................................... 14

     2.11 Sale of Products; Performance of Services.................... 15

     2.12 Liabilities.................................................. 15

     2.13 Compliance with Legal Requirements........................... 15

     2.14 Certain Business Practices................................... 16

     2.15 Governmental Authorizations.................................. 16

     2.16 Tax Matters.................................................. 16

     2.17 Employee and Labor Matters; Benefit Plans.................... 17

     2.18 Environmental Matters........................................ 20

     2.19 Insurance.................................................... 21

     2.20 Transactions with Affiliates................................. 21

     2.21 Legal Proceedings; Orders.................................... 21

     2.22 Authority; Inapplicability of Anti-takeover Statutes;
          Binding Nature of Agreement.................................. 21

     2.23 Inapplicability of Section 2115(b) of California
          Corporations Code............................................ 22

     2.24 Vote Required................................................ 22

     2.25 Non-Contravention; Consents.................................. 22

     2.26 Fairness Opinion............................................. 23

     2.27 Financial Advisor............................................ 23

     2.28 Disclosure................................................... 23

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.... 24

     3.1 Due Organization; Subsidiaries................................ 24

     3.2 Capitalization................................................ 24

     3.3 SEC Filings; Financial Statements............................. 24

     3.4 Absence of Changes............................................ 25

     3.5 Liabilities................................................... 25

     3.6 Compliance with Legal Requirements............................ 25

     3.7 Tax Matters................................................... 25

     3.8 Environmental Matters......................................... 26

     3.9 Legal Proceedings............................................. 26

     3.10 Authority; Binding Nature of Agreement....................... 26

     3.11 No Vote Required............................................. 26

     3.12 Non-Contravention; Consents.................................. 26

     3.13 Valid Issuance............................................... 27

     3.14 Financial Advisor............................................ 27

     3.15 Disclosure................................................... 27

SECTION 4.  CERTAIN COVENANTS OF THE PARTIES..........................  27

     4.1 Access and Investigation.....................................  27

     4.2 Operation of the Company's Business..........................  29

     4.3 No Solicitation..............................................  31

     4.4 Operation of Parent's Business...............................  33

SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES........................ 34

     5.1 Registration Statement; Prospectus/Proxy Statement............ 34

     5.2 Company Stockholders' Meeting................................. 35

     5.3 Regulatory Approvals.......................................... 35

     5.4 Stock Options................................................. 36

     5.5 Employee Benefits............................................. 37

     5.6 Indemnification of Officers and Directors..................... 38

     5.7 Additional Agreements......................................... 39

     5.8 Disclosure.................................................... 40

     5.9 Tax Matters................................................... 40

     5.10 Listing and Frankfurt Stock Exchange......................... 40

     5.11 Resignation of Officers and Directors........................ 40

SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND
            MERGER SUB................................................  40

     6.1 Accuracy of Representations..................................  40

     6.2 Performance of Covenants.....................................  41

     6.3 Effectiveness of Registration Statement......................  41

     6.4 Stockholder Approval.........................................  41

     6.5 Consents.....................................................  41

     6.6 Agreements and Documents...................................... 41

     6.7 Employees..................................................... 42

     6.8 No Material Adverse Effect.................................... 42

     6.9 HSR Act....................................................... 42

     6.10 Frankfurt Stock Exchange..................................... 42

     6.11 Listing...................................................... 42

     6.12 No Restraints...............................................  42

     6.13 No Governmental Litigation..................................  42

SECTION 7.  CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY.........  43

     7.1 Accuracy of Representations..................................  43

     7.2 Performance of Covenants.....................................  43

     7.3 Effectiveness of Registration Statement......................  43

     7.4 Stockholder Approval.........................................  43

     7.5 Documents....................................................  43

     7.6 No Material Adverse Effect...................................  43

     7.7 HSR Act......................................................  44

     7.8 Listing......................................................  44

     7.9 No Restraints................................................  44

SECTION 8.   TERMINATION..............................................  44

     8.1 Termination..................................................  44

     8.2 Effect of Termination........................................  45

     8.3 Expenses; Termination Fees...................................  45

SECTION 9.  MISCELLANEOUS PROVISIONS..................................  47

     9.1 Amendment....................................................  47

     9.2 Waiver.......................................................  47

     9.3 No Survival of Representations and Warranties................  47

     9.4 Entire Agreement; Counterparts...............................  47

     9.5 Applicable Law; Jurisdiction.................................  47

     9.6 Attorneys' Fees..............................................  48

     9.7 Assignability................................................  48

     9.8 Notices......................................................  48

     9.9 Cooperation.................................................   49

     9.10 Construction...............................................   49



                                 EXHIBITS

Exhibit A    -    Certain Definitions

Exhibit B    -    Form of Articles of Organization of Surviving Corporation

Exhibit C    -    Form of Noncompetition Agreement






              AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


        THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of January 26, 2000, by and among: BROADVISION, INC., a Delaware corporation ("Parent"); INFINITI ACQUISITION SUB, INC., a Massachusetts corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and INTERLEAF, INC., a Massachusetts corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.


                                 RECITALS

        A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the "Merger") in accordance with this Agreement and the Massachusetts Business Corporation Law (the "MBCL"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

        B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For financial reporting purposes, it is anticipated that the Merger be accounted for as a purchase.

        C. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger.

        D. In order to induce Parent to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this Agreement the Company is entering into a stock option agreement with Parent (the "Stock Option Agreement"), pursuant to which the Company has granted to Parent an option, exercisable under the circumstances specified therein, to purchase shares of Company Common Stock.

                                 AGREEMENT

        The parties to this Agreement, intending to be legally bound, agree as follows:


        Section 1. DESCRIPTION OF TRANSACTION

               1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

               1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the MBCL.

               1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California, at 10:00 a.m. on a date to be designated by Parent (the "Closing Date"), which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, an articles of merger (the "Articles of Merger") satisfying the applicable requirements of the MBCL shall be duly executed by the Company and Merger Sub and, simultaneously with or as soon as practicable following the Closing, delivered to the Secretary of State of the Commonwealth of Massachusetts for filing. The Merger shall become effective upon the latest of: (a) the date and time of the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts, or (b) such other date and time as may be specified in the Articles of Merger with the consent of Parent (the "Effective Time").

               1.4 Articles of Organization and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective
Time:

                   (a) the Articles of Organization of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

                   (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

                   (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

               1.5 Conversion of Shares.

                   (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

                       (i) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company's treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

                       (ii) any shares of Company Common Stock then held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

                       (iii) except as provided in clauses "(i)" and "(ii)" above and subject to Sections 1.5(b), 1.5(c) and 1.5(d), each share of Company Common Stock then outstanding shall be converted into the right to receive 0.3465 of a share of Parent Common Stock;

                       (iv) each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation; and

                       (v) (x) the Finpiave Warrant (as defined in Section 2.3(b)), to the extent outstanding immediately prior to the Effective Time, shall be converted into the right to receive, upon the exercise thereof, the number of shares of Parent Common Stock that the holder thereof would have received had such holder exercised the Finpiave Warrant immediately prior to the Effective Time and the shares of Company Common Stock that would have been held by such holder upon such exercise were converted into Parent Common Stock pursuant to this Section 1.5; and (y) each of the Series D Warrants (as defined in Section 2.3(b)), to the extent outstanding immediately prior to the Effective Time, shall be converted into the right to receive, upon the exercise thereof, the number of shares of Parent Common Stock that the holder thereof would have received had such holder exercised such Series D Warrant and elected to convert the shares of Series D (as defined in Section 2.3(b)) issuable upon such exercise, in each case, immediately prior to the Effective Time, and the shares of Company Common Stock that would have been held by such holder upon such exercise and conversion were converted into Parent Common Stock pursuant to this Section 1.5.

The fraction of a share of Parent Common Stock specified in clause "(iii)" of the preceding sentence (as such fraction may be adjusted in accordance with Section 1.5(b)) is referred to as the "Exchange Ratio."

                   (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted.

                   (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then, unless the terms governing such Company Common Stock provide that such restriction, repurchase right or risk of forfeiture will be automatically waived in connection with the transactions contemplated by this Agreement, the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

                   (d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the Nasdaq National Market on the date the Merger becomes effective.

               1.6 Closing of the Company's Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a "Company Stock Certificate") is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

               1.7 Exchange of Certificates.

                   (a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with
Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

                   (b) As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock), and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

                   (c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

                   (d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the first anniversary of the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

                   (e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

                   (f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

               1.8 Dissenting Shares.

                   (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of Company Common Stock who has demanded and perfected appraisal rights for such shares in accordance with the MBCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (the "Dissenting Shares"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.5, but the holder thereof shall only be entitled to such rights as are granted by the MBCL.

                   (b) Notwithstanding the foregoing, if any holder of shares of Company Common Stock who demands appraisal of such shares under the MBCL shall effectively withdraw the request for appraisal or lose the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock and cash in lieu of fractional shares, without interest thereon, upon surrender of the Company Stock Certificates representing such shares.

                   (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the MBCL and received by Company, which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under the MBCL. Company shall not, except with the prior written consent of Parent or as may be required by applicable law, voluntarily make any payment with respect to any demands for appraisal of Company Common Stock or offer to settle or settle any such demands.

               1.9 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of
Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

               1.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

        Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Merger Sub that, except as set forth in the Company SEC Documents (as defined in Section 2.4) or the Company Disclosure Schedule:

               2.1 Due Organization; Subsidiaries; Etc.

                   (a) Part 2.1(a)(i) of the Company Disclosure Schedule sets forth all of the Company's Subsidiaries. Neither the Company nor any of the other corporations identified in Part 2.1(a)(i) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity. (The Company and each of its Subsidiaries are referred to collectively in this Agreement as the "Acquired Corporations.") None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

                   (b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing (in jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used.

                   (c) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing (in jurisdictions that recognize such concept), under the laws of all jurisdictions where the nature of its business requires such qualification.

               2.2 Articles of Organization and Bylaws. The Company has delivered or made available (at the offices of Skadden, Arps, Slate, Meagher & Flom LLP or Craig Newfield) to Parent accurate and complete copies of the articles of organization, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto.

               2.3 Capitalization, Etc.

                   (a) The authorized capital stock of the Company consists of: (i) 50,000,000 shares of Company Common Stock, of which 13,510,416 shares were issued and are outstanding as of January 24, 2000; and (ii) 5,000,000 shares of Preferred Stock, $0.10 par value per share, of which no shares are outstanding. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the other Acquired Corporations. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right granted by the Company. None of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. There is no Acquired Corporation Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

                   (b) As of the date of this Agreement: (i) 1,717,387 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 1993 Stock Option Plan;
(ii) 96,917 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 1993 Director Stock Option Plan; (iii) 299,682 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 1994 Employee Stock Option Plan; (iv) 241,667 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 1997 Key Man Stock Option Plan and Agreement; (v) 75,000 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 1998 Key Man Stock Option Plan and Agreement; (vi) 666,667 shares of Company Common Stock are reserved for future issuance pursuant to the Company's 1998 Employee Stock Purchase Plan (the "ESPP"); and (vii) 66,667 shares of Company Common Stock are subject to issuance pursuant to a warrant issued to Finpiave, S.p.A. at an exercise price of $0.01 per share (the "Finpiave Warrant") and 763 shares of 6% Convertible Preferred Stock of the Company (the "Series D") are subject to issuance pursuant to three warrants issued to certain principals of Cappello Capital Corporation or their immediate family members at an exercise price of $1,000 per share (the "Series D Warrants"). (Stock options granted by the Company (whether pursuant to the Company's stock option plans or otherwise) are referred to in this Agreement as "Company Options.") Part 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such Company Option was granted;
(ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; and
(vi) the extent to which such Company Option is vested and exercisable as of the date of this Agreement. The Company has delivered or made available (at the offices of Skadden, Arps, Slate, Meagher & Flom LLP or Craig Newfield) to Parent accurate and complete copies of all stock option plans pursuant to which the Company has outstanding stock options, and the forms of all stock option agreements evidencing such outstanding options. The Company has delivered to Parent accurate and complete copies of the Company Warrants.

                   (c) Except as set forth in Section 2.3(b), there is no:
(i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or
(iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Corporations.

                   (d) All outstanding shares of Company Common Stock, all outstanding Company Options and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

                   (e) All of the outstanding shares of capital stock of each of the Company's Subsidiaries (other than nominee shares of certain foreign Subsidiaries of the Company held on behalf of the Company) have been duly authorized and validly issued, are fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

               2.4 SEC Filings; Financial Statements.

                   (a) The Company has delivered or made available to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since March 31, 1998, and all amendments thereto (the "Company SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC since March 31, 1998 have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                   (b) The financial statements (including any related notes) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby.

               2.5 Absence of Changes. Between September 30, 1999 and the date of this Agreement:

                   (a) there has not been any material adverse change in the business, financial condition, capitalization, assets, liabilities, operations or results of operations of the Acquired Corporations taken as a whole, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to result in any material adverse change in the business, financial condition, capitalization, assets, liabilities, operations or results of operations of the Acquired Corporations taken as a whole;

                   (b) none of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than dividends, distributions, repurchases, redemptions or other acquisitions between Parent and/or any of its wholly owned Subsidiaries;

                   (c) the Company has not amended or waived any of its rights under, or, except in accordance with their existing terms, permitted the acceleration of vesting under, (i) any provision of any of the Company's stock option plans, (ii) any provision of any Contract evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

                   (d) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, and, except as permitted pursuant to Section 4.3, none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                   (e) none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations between September 30, 1999 and the date of this Agreement, exceeds $1,250,000 in the aggregate;

                   (f) except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 2.10), or (ii) amended or terminated, or waived any material right or remedy under, any Material Contract;

                   (g) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

                   (h) none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for (i) pledges of immaterial assets made in the ordinary course of business and consistent with past practices or (ii) any lien for Taxes not yet due and payable;

                   (i) none of the Acquired Corporations has (i) lent money to any Person, or (ii) incurred or guaranteed any indebtedness for borrowed money;

                   (j) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect;

                   (k) none of the Acquired Corporations has made any material Tax election not required to be made by any applicable Legal Requirement;

                   (l) none of the Acquired Corporations has commenced or settled any Legal Proceeding;

                   (m) none of the Acquired Corporations has entered into any material transaction or taken any other material action that has had, or could reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations; and

                   (n) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses "(c)" through "(m)" above.

               2.6 Title to Assets. The Acquired Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (a) all assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Unaudited Interim Balance Sheet); and (b) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (i) any lien for Taxes not yet due and payable,
(ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations, and (iii) liens described in the Company Disclosure Schedule.

               2.7 Receivables; Customers. All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since September 30, 1999 and have not yet been collected) (a) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business, (b) are current and, to the Company's knowledge, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $966,000 in the aggregate). The Company has not received any written notice or other written (including electronic) communication, and has not received any other information, indicating that any customer or other Person accounting for more than 10% of the gross revenues received by the Acquired Corporations from the sale of the Company's BladeRunner and QuickSilver products since the launch of such products may cease dealing with the Company or may otherwise reduce the volume of business transacted by such Person with the Company below historical levels.

               2.8 Real Property; Equipment; Leasehold. All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted.

               2.9 Proprietary Assets.

                   (a) Part 2.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Acquired Corporations and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Company Disclosure Schedule identifies and provides a brief description of all other Proprietary Assets owned by the Acquired Corporations that are material to the business of the Acquired Corporations. Part 2.9(a)(iii) of the Company Disclosure Schedule identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations in excess of $10,000 per quarter with respect to, each Proprietary Asset that is licensed or otherwise made available to the Acquired Corporations by any Person and is material to the business of the Acquired Corporations (except for any Proprietary Asset that is licensed to the Acquired Corporations under any third party software license generally available to the public or that was at the time the license was entered into available on substantially similar terms to companies that are similarly situated), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to such Acquired Corporation. The Acquired Corporations have good and valid title to all of the Acquired Corporation Proprietary Assets owned by the Acquired Corporations, free and clear of all Encumbrances, except for (i) any lien for Taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of either of the Acquired Corporations. The Acquired Corporations have a valid right to use, license and otherwise exploit all Proprietary Assets required to be identified in
Part 2.9(a)(iii) of the Company Disclosure Schedule subject to the terms of any applicable Contracts. Except as set forth in Part 2.9(a)(iv) of the Company Disclosure Schedule, none of the Acquired Corporations has developed jointly with any other Person any Acquired Corporation Proprietary Asset that is material to the business of the Acquired Corporations with respect to which such other Person has any rights. There is no Acquired Corporation Contract (with the exception of end user license agreements in the form previously delivered or made available (at the offices of Skadden, Arps, Slate, Meagher & Flom LLP or Craig Newfield) by the Company to Parent) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Acquired Corporation Proprietary Asset, other than Acquired Corporation Contracts for the distribution of products of the Acquired Corporations by distributors, resellers and channel partners.

                   (b) The Acquired Corporations have taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Acquired Corporation Proprietary Assets (except Acquired Corporation Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, (i) all current and former employees of the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any material Acquired Corporation Proprietary Asset have executed and delivered to the Acquired Corporations an agreement (containing no material exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Invention and Nondisclosure Agreement previously delivered by the Company to Parent, and
(ii) all current and former consultants and independent contractors to the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any material Acquired Corporation Proprietary Asset have executed and delivered to the Company an agreement (containing no material exceptions to or exclusions from the scope of its coverage) that is substantially identical to one of the two forms of Contractor Agreements previously delivered to Parent. No current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Acquired Corporation Proprietary Asset.

                   (c) To the knowledge of the Company: (i) all patents, trademark registrations currently used in the business of the Acquired Corporations, service mark registrations currently used in the business of the Acquired Corporations and copyright registrations held by any of the Acquired Corporations are valid, enforceable and subsisting; (ii) none of the Acquired Corporation Proprietary Assets and no Proprietary Asset that is currently being developed by any of the Acquired Corporations (either by itself or with any other Person) infringes, misappropriates or conflicts with any rights in any Proprietary Asset owned or used by any other Person;
(iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by any of the Acquired Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and none of the Acquired Corporations has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; (iv) no other Person is materially infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person materially infringes or conflicts with, any Acquired Corporation Proprietary Asset.

                   (d) The Acquired Corporation Proprietary Assets constitute all the Proprietary Assets necessary to enable the Acquired Corporations to conduct their business in the manner in which such business has been and is being conducted. None of the Acquired Corporations has (i) licensed any of the material Acquired Corporation Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any material Acquired Corporation Proprietary Assets or to transact business in any market or geographical area or with any Person.

                   (e) None of the Acquired Corporations has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Acquired Corporation Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Acquired Corporation Source Code. Part 2.10(a)(ii) of the Company Disclosure
Schedule identifies each Contract pursuant to which the Company has deposited or is required to deposit with an escrowholder or any other Person any Acquired Corporation Source Code, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of any Acquired Corporation Source Code.

                   (f) To the knowledge of the Company, each computer, computer program and other item of software (whether installed on a computer or on any other piece of equipment, including firmware) that is currently used by any of the Acquired Corporations and material for their internal business operations is Year 2000 Compliant. To the knowledge of the Company, each computer program and other item of software that is currently generally offered for sale or otherwise made available to any Person by any of the Acquired Corporations is Year 2000 Compliant. For purposes of this Section 2.9, a computer, computer program or other item of software shall be deemed to be "Year 2000 Compliant" only if it meets the definition of "Year 2000 Compliant" set forth as of the date of this Agreement on the Company's web page under the heading "Year 2000 Statement."

                   (g) Except with respect to demonstration or trial copies and except for security routines intended to restrict the end-user to use within the scope of such end-user's license, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by any of the Acquired Corporations to any Person contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed by or on behalf of any Acquired Corporation to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

               2.10 Contracts.

                   (a) Part 2.10 of the Company Disclosure Schedule identifies each Acquired Corporation Contract that constitutes a "Material Contract." For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":

                       (i) any Contract (A) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former officer or director, or (B) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $100,000 to any current or former employee or director;

                       (ii) any Contract (A) relating to the acquisition, transfer, development, sharing or license of any Proprietary Asset (except for any Contract pursuant to which (1) any Proprietary Asset is licensed to the Acquired Corporations under any third party software license which is or was at the time the license was entered into generally available to the public or that is or was at the time the license was entered into available on substantially similar terms to companies that are similarly situated, or (2) any Proprietary Asset is licensed by any of the Acquired Corporations to any Person on a non-exclusive basis), or (B) of the type required to be set forth in Part 2.9 of the Company Disclosure Schedule;

                       (iii) any Contract that provides for indemnification of any officer, director, employee or agent;

                       (iv) any Contract imposing any restriction on the right or ability of any Acquired Corporation (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person or (D) to perform services for any other Person;

                       (v) any Contract relating to any currency hedging;

                       (vi) any Contract to which any Governmental Body is a party;

                       (vii) any other Contract, the breach of which by any Acquired Corporation could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.


The Company has delivered or made available (at the offices of Skadden, Arps, Slate, Meagher & Flom LLP or Craig Newfield) to Parent an accurate and complete copy of each Acquired Corporation Contract that constitutes a Material Contract.

                   (b) Each Acquired Corporation Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                   (c) None of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract that constitutes a Material Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and, to the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract that constitutes a Material Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to,
(A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract that constitutes a Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract that constitutes a Material Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract that constitutes a Material Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract that constitutes a Material Contract, (E) result in the disclosure, release or delivery of any Acquired Corporation Source Code, or
(F) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract that constitutes a Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Since September 30, 1999, none of the Acquired Corporations has received any written notice or other written (including electronic) communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract that constitutes a Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

               2.11 Sale of Products; Performance of Services. Since September 30, 1999, no customer or other Person has asserted or threatened in writing (including an electronic communication) to assert any claim against any of the Acquired Corporations (a) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations, or
(b) based upon any services performed by any of the Acquired Corporations.

               2.12 Liabilities. None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities reflected in the Unaudited Interim Balance Sheet or the notes thereto; (b) normal and recurring current liabilities that have been incurred by the Acquired Corporations since September 30, 1999 in the ordinary course of business and consistent with past practices; (c) liabilities arising out of this Agreement and the transactions contemplated herein; or (d) liabilities described in Part 2.12 of the Company Disclosure Schedule.

               2.13 Compliance with Legal Requirements. Each of the Acquired Corporations is, and has at all times since January 1, 1998 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Since September 30, 1999, none of the Acquired Corporations has received any written notice or other written (including electronic) communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

               2.14 Certain Business Practices. None of the Acquired Corporations, and (to the knowledge of the Company) no director, officer, agent or employee of any of the Acquired Corporations, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

               2.15 Governmental Authorizations.

                   (a) The Acquired Corporations hold all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, except where the failure to hold such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is, and at all times since January 1, 1998 has been, in substantial compliance with the terms and requirements of such Governmental Authorizations, except where the failure to be in compliance with the terms and requirements of such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Since September 30, 1999, none of the Acquired Corporations has received any written notice or other written (including electronic) communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or
(b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

                   (b) No grant, incentive or subsidy has been provided or made available to or for the benefit of any of the Acquired Corporations by any U.S. or foreign Governmental Body or otherwise.

               2.16 Tax Matters.

                   (a) Each of the material Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Acquired Corporation Returns") (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

                   (b) The Unaudited Interim Balance Sheet accrues all actual and contingent liabilities for Taxes with respect to all periods through September 30, 1999 in accordance with generally accepted accounting principles. Each Acquired Corporation will establish, in the ordinary course of business and consistent with its past practices, reserves in accordance with generally accepted accounting principles for the payment of all Taxes for the period from September 30, 1999 through the Closing Date.

                   (c) No Acquired Corporation Return is currently under examination or audit by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by the Company or any other Person) that is still in effect, and no such extension or waiver has been requested from any Acquired Corporation that is still in effect.

                   (d) No claim or Legal Proceeding is pending or, to the knowledge of the Company, has been threatened in writing against or with respect to any Acquired Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which reserves in accordance with generally accepted accounting principles for payment have been established on the Unaudited Interim Balance Sheet). None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any material adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

                   (e) The Company has delivered to Parent all documents relevant to all agreements, Plans, arrangements or other Contracts covering any employee or independent contractor or former employee or independent contractor of any of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to
Section 280G or Section 162 of the Code (or any comparable provision under state Tax laws). With respect to the documents provided pursuant to the preceding sentence, the Company has provided to Parent the following information: (i) the name of each person who the Company expects to be a "disqualified individual" within the meaning of Section 280G(c) of the Code; and (ii) the "base amount" within the meaning of Section 280G(b)(3) of the Code for each such individual.

                   (f) None of the Acquired Corporations is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.

               2.17 Employee and Labor Matters; Benefit Plans.

                   (a) Part 2.17(a) of the Company Disclosure Schedule identifies each bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement and each other employee benefit plan or arrangement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations for the benefit of any current or former employee of any of the Acquired Corporations. None of the Acquired Corporations is obligated to make any severance, termination or similar payment to any current or former employee or director in excess of six months of such employee's or director's salary.

                   (b) None of the Acquired Corporations maintains, sponsors or contributes to, and none of the Acquired Corporations has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any similar pension benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Subtitles of ERISA for the benefit of employees or former employees of any of the Acquired Corporations (a "Pension Plan").

                   (c) With respect to each Plan, the Company has delivered or made available (at the offices of Skadden, Arps, Slate, Meagher & Flom LLP or Craig Newfield) to Parent: (i) an accurate and complete copy of such Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years; (iii) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Plan, (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof; and (v) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

                   (d) None of the Acquired Corporations is or has ever been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, except for the Acquired Corporations. None of the Acquired Corporations has ever been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. None of the Plans identified in the Company Disclosure Schedule is a multiemployer plan (within the meaning of Section 3(37) of ERISA) or subject to Title IV of ERISA. None of the Acquired Corporations has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

                   (e) None of the Acquired Corporations has any binding commitment to create any Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any current or former employee or director of any of the Acquired Corporations.

                   (f) No Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee or director of any of the Acquired Corporations after any termination of service of such employee or director (other than benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code).

                   (g) Each of the Plans has been operated and administered in all material respects in accordance with its terms and with applicable Legal Requirements, including ERISA, the Code and applicable foreign Legal Requirements. Part 2.17(g) of the Company Disclosure Schedule lists (i) the former employees of the Acquired Corporations who, as of the date of this Agreement, have elected continuation coverage under Section 4980B of the Code with respect to themselves or their dependents and (ii) the qualified beneficiaries (within the meaning of Section 4980B(g)(1) of the Code) under the Plans who, as of the date of this Agreement, have elected continuation coverage under Section 4980B of the Code.

                   (h) Each of the Plans intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and nothing has occurred that could reasonably be expected to adversely affect such determination.

                   (i) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of any of the Acquired Corporations (whether or not under any Plan), or materially increase the benefits payable or provided under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits. Without limiting the generality of the foregoing (and except as set forth in Part 2.17(i) of the Company Disclosure Schedule), the consummation of the Merger will not result in the acceleration of vesting of any unvested Company Options.

                   (j) Part 2.17(j) of the Company Disclosure Schedule contains a list of all salaried employees of each of the Acquired Corporations as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. None of the Acquired Corporations is a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. To the extent permitted by Legal Requirements, all employees of the Acquired Corporations are "at will" employees.

                   (k) Part 2.17(k) of the Company Disclosure Schedule identifies each employee of any of the Acquired Corporations who is not fully available to perform work because of disability or other leave.

                   (l) Each of the Acquired Corporations is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

                   (m) Each of the Acquired Corporations has good labor relations, and none of the Acquired Corporations has any knowledge of any facts indicating that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of any of the Acquired Corporations, or (ii) any of the employees of any of the Acquired Corporations intends to terminate his or her employment with the Acquired Corporation with which such employee is employeed.

                   (n) With respect to any Plan maintained for employees of the Acquired Corporations who are based outside of the United States (each a "Foreign Plan"), if applicable: (i) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any unfunded Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for all accrued benefit obligations under each such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions or the accruals of employer benefit obligations; and (ii) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any material liability with respect to any Foreign Plan.

               2.18 Environmental Matters. Each of the Acquired Corporations (a) is in compliance in all material respects with all applicable Environmental Laws, and (b) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance with the terms and conditions thereof. None of the Acquired Corporations has received any written notice or other written (including electronic) communication, whether from a Governmental Body, citizens group, Employee or otherwise, that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Law in the future. To the knowledge of the Company, (i) all property that is leased to, controlled by or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (ii) none of the property leased to, controlled by or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (iii) none of the property leased to, controlled by or used by any of the Acquired Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed of. To the knowledge of the Company, no Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law, (1) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list, (2) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (3) is subject to a Legal Requirement to take "removal" or "remedial" action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site. (For purposes of this Section 2.18 and Section 3.9: (A) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (B) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

               2.19 Insurance. All material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations are in full force and effect and, when taken together, provide adequate insurance coverage for the business, assets and operations of the Acquired Corporations for all risks normally insured against by a Person carrying on the same businesses as the Acquired Corporations.

               2.20 Transactions with Affiliates. Between the date of the Company's last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
Part 2.20 of the Company Disclosure Schedule identifies each Person who is (or who may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

               2.21 Legal Proceedings; Orders.

                   (a) There is no pending Legal Proceeding, and (to the knowledge of the Company) no Person has threatened to commence any Legal
Proceeding: (i) that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

                   (b) There is no material order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the knowledge of the Company, no officer or key employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

               2.22 Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement. The Company has the right, power and authority to enter into and to perform its obligations under this Agreement and under the Stock Option Agreement. The board of directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company and unanimously approved the Merger, (c) unanimously recommended the approval of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting (as defined in Section 5.2), and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger, this Agreement or any of the other transactions contemplated by this Agreement. This Agreement and the Stock Option Agreement constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

               2.23 Inapplicability of Section 2115(b) of California Corporations Code. The Company is not subject to Section 2115(b) of the California Corporations Code.

               2.24 Vote Required. The affirmative vote of the holders of 66 2/3% of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting (the "Required Company Stockholder Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

               2.25 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or the Stock Option Agreement, nor (2) the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement or the Stock Option Agreement, will directly or indirectly (with or without notice or lapse of time):

                   (a) contravene, conflict with or result in a violation of any of the provisions of the articles or certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations;

                   (b) contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

                   (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired
Corporations;

                   (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Corporation Contract that constitutes a Material Contract;

                   (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or

                   (f) result in, or increase the likelihood of, the disclosure or delivery to any escrowholder or other Person of any Acquired Corporation Source Code, or the transfer of any material asset of any of the Acquired Corporations to any Person.

Except as may be required by the Exchange Act, the MBCL, the HSR Act, any foreign antitrust law or regulation and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Prospectus/Proxy Statement), none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or the Stock Option Agreement by the Company, or (y) the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement or the Stock Option Agreement.

               2.26 Fairness Opinion. The Company's board of directors has received the written opinion of Broadview International LLC, financial advisor to the Company, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to the stockholders of the Company from a financial point of view. The Company has furnished an accurate and complete copy of said written opinion to Parent.

               2.27 Financial Advisor. Except for Broadview International LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The total of all fees, commissions and other amounts that have been paid by the Company to Broadview International LLC and all fees, commissions and other amounts that may become payable to Broadview International LLC by the Company if the Merger is consummated will not exceed $7,500,000 plus expenses. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid to may become payable and all indemnification and other agreements related to the engagement of Broadview International LLC.

               2.28 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

        Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company as follows:

               3.1 Due Organization; Subsidiaries. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Each of Parent and Merger Sub has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own and use its assets in the manner in which its assets are currently owned and used.

               3.2 Capitalization. The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock and 10,000,000 shares of Preferred Stock, $.0.0001 par value. As of January 24, 2000, approximately 81,806,017 shares of Parent Common Stock were issued and outstanding. As of the date of this Agreement, no shares of preferred stock of Parent are outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, 18,651,484 shares of Parent Common Stock are reserved for future issuance pursuant to outstanding stock options.

               3.3 SEC Filings; Financial Statements.

                   (a) Parent has delivered or made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by Parent with the SEC since January 1, 1998 (the "Parent SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC since January 1, 1998 have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                   (b) The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto;
(ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and
(iii) fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its consolidated subsidiaries for the periods covered thereby.

               3.4 Absence of Changes. Between September 30, 1999 and the date of this Agreement, there has not been any material adverse change in the business, financial condition, capitalization, assets, liabilities, operations or results of operations of Parent, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to result in any material adverse change in the business, financial condition, capitalization, assets, liabilities, operations or results of operations of Parent.

               3.5 Liabilities. Parent does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities reflected in the Unaudited Parent Interim Balance Sheet or the notes thereto; (b) normal and recurring current liabilities that have been incurred by Parent since September 30, 1999 in the ordinary course of business and consistent with past practices; or (c) liabilities arising out of this Agreement and the transactions contemplated herein.

               3.6 Compliance with Legal Requirements. Parent is, and has at all times since January 1, 1998 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Since September 30, 1999, Parent has not received any written notice or other written (including electronic) communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

               3.7 Tax Matters.

                   (a) Each of the material Tax Returns required to be filed by or on behalf of Parent with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Parent Returns") (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Parent Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

                   (b) The Unaudited Parent Interim Balance Sheet accrues all actual and contingent liabilities for Taxes with respect to all periods through September 30, 1999 in accordance with generally accepted accounting principles.

                   (c) No claim or Legal Proceeding is pending or, to the knowledge of Parent, has been threatened in writing against or with respect to Parent in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Parent with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Parent and with respect to which reserves in accordance with generally accepted accounting principles for payment have been established on the Unaudited Parent Interim Balance Sheet).

               3.8 Environmental Matters. Parent (a) is in compliance in all material respects with all applicable Environmental Laws, and (b) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance with the terms and conditions thereof. Parent has not received any written notice or other written (including electronic) communication, whether from a Governmental Body, citizens group, Employee or otherwise, that alleges that Parent is not in compliance with any Environmental Law, and, to the knowledge of Parent, there are no circumstances that may prevent or interfere with the compliance by Parent with any Environmental Law in the future. To the knowledge of Parent, (i) all property that is leased to, controlled by or used by Parent, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (ii) none of the property leased to, controlled by or used by Parent contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (iii) none of the property leased to, controlled by or used by Parent contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed of. To the knowledge of Parent, Parent has not ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law, (1) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list, (2) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (3) is subject to a Legal Requirement to take "removal" or "remedial" action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

               3.9 Legal Proceedings. There is no pending Legal Proceeding, and (to the knowledge of Parent) no Person has threatened to commence any Legal Proceeding: (a) that involves Parent or any of the assets owned or used by Parent; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

               3.10 Authority; Binding Nature of Agreement. Parent and Merger Sub have the right, power and authority to perform their obligations under this Agreement and the Stock Option Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Stock Option Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This and the Stock Option Agreement constitute the legal, valid and binding obligations of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

               3.11 No Vote Required. No vote of the holders of Parent Common Stock is required to authorize the Merger.

               3.12 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (b) result in a default by Parent or Merger Sub under any Contract to which Parent or Merger Sub is a party, except for any default that has not had and will not have a Material Adverse Effect on Parent, or (c) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject, except for any violation that has not had and will not have a Material Adverse Effect on Parent. Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the MBCL, the HSR Act, any foreign antitrust law or regulation, the NASD Bylaws (as they relate to the S-4 Registration Statement and the Prospectus/Proxy Statement) and the Frankfurt Stock Exchange, Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger.

               3.13 Valid Issuance. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

               3.14 Financial Advisor. Except for Goldman Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

               3.15 Disclosure. None of the information to be supplied by or on behalf of Parent for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

        Section 4. CERTAIN COVENANTS OF THE PARTIES

               4.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent's Representatives with reasonable access to the Acquired Corporations' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request. Parent shall coordinate all requests for access or copies with the Company's Chief Financial Officer or General Counsel or Company personnel designated by them. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

               (i) all unaudited monthly financial statements regularly prepared by the Company as of the date of this Agreement;

               (ii) any written materials or communications sent by or on behalf of the Company to its stockholders;

               (iii) any material notice, document or other communication sent by or on behalf of any of the Acquired Corporations to any party to any Acquired Corporation Contract that constitutes a Material Contract or sent to any of the Acquired Corporations by any party to any Acquired Corporation Contract that constitutes a Material Contract (other than any communication that relates solely to routine commercial transactions between the Company and the other party to any such Acquired Corporation Contract and that is of the type sent in the ordinary course of business and consistent with past practices); and

               (iv) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body.

               4.2 Operation of the Company's Business.

                   (a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations in the ordinary course and in accordance with past practices and; (ii) the Company shall use all commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations; (iii) the Company shall provide all notices, assurances and support required by any Acquired Corporation Contract relating to any Proprietary Asset in order to ensure that no condition under such Acquired Corporation Contract occurs that could result in, or could increase the likelihood of, (A) any transfer or disclosure by any Acquired Corporation of any Acquired Corporation Source Code, or (B) a release from any escrow of any Acquired Corporation Source Code that has been deposited or is required to be deposited in escrow under the terms of such Acquired Corporation Contract; and (iv) the Company shall promptly notify Parent of
(A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (B) any Legal Proceeding commenced, or, to its knowledge threatened against, relating to or involving or otherwise affecting any of the Acquired Corporations that relates to the consummation of the transactions contemplated by this Agreement.

                   (b) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and shall not permit any of the other Acquired Corporations to:

                       (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities other than dividends, distributions, repurchases, redemptions or other acquisitions between Parent and/or any of its wholly owned Subsidiaries;

                       (ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that (1) the Company may issue shares of Company Common Stock (x) upon the valid exercise of Company Options outstanding as of the date of this Agreement, (y) pursuant to the ESPP and (z) pursuant to the Company Warrants (or upon conversion of the securities issuable pursuant thereto), and (2) the Company may, in the ordinary course of business and consistent with past practices, grant to employees of the Company options (having an exercise price equal to the fair market value of the Company Common Stock covered by such options determined as of the time of the grant of such options) under its stock option plans to purchase no more than a total of 250,000 shares of Company Common Stock);

                       (iii) amend or waive any of its rights under, or, except in accordance with their existing terms, accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

                       (iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, consolidation of shares or similar transaction, except as permitted pursuant to Section 4.3;

                       (v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

                       (vi) make any capital expenditure (except that the Acquired Corporations may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $1,000,000 in the aggregate);

                       (vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract other than in the ordinary course of business and in accordance with past practices, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

                       (viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for rights or assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

                       (ix) lend money to any Person, or incur or guarantee any indebtedness (except that the Company may make routine borrowings in the ordinary course of business and in accordance with past practices under its credit facilities with BankBoston, NA, dated July 10, 1997, Barclays Bank, PLC, dated April 1, 1997 and Toronto-Dominion Bank, dated March 18, 1999);

                       (x) establish, adopt or amend (except to the extent required by any applicable Legal Requirement) any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except that the Company may make routine, reasonable salary increases in connection with the Company's customary employee review process and may pay customary bonuses consistent with past practices payable in accordance with existing bonus plans referred to in Part 2.17(a) of the Company Disclosure Schedule);

                       (xi) hire any employee at the level of director or above or with an annual base salary in excess of $125,000, or promote any employee except in order to fill a position vacated after the date of this Agreement;

                       (xii) change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, other than changes that do not and could not reasonably be excepted to have a material adverse effect on the revenues or results of operations of the Acquired Corporations, or any of its methods of accounting or accounting practices in any respect;

                       (xiii) make any material Tax election not required to be made by any applicable Legal Requirement;

                       (xiv) commence or settle any Legal Proceeding, except settlement of any Legal Proceeding set forth in Items 1-3, 5 and 6 of Part 2.21 of the Company Disclosure Schedule; or

                       (xv) agree or commit to take any of the actions described in clauses "(i)" through "(xiv)" of this Section 4.2(b).

                   (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company in this Agreement or the Stock Option Agreement; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations. No notification given to Parent pursuant to this
Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

               4.3 No Solicitation.

                   (a) The Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, at any time prior to the approval of this Agreement by the Required Company Stockholder Vote, this
Section 4.3(a) shall not prohibit the Company from:

                       (A) furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, any Person in response to an unsolicited, bona fide written Acquisition Proposal that is submitted to the Company by such Person after the date of this Agreement (and not withdrawn) if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in this Section 4.3, (2) the Company's board of directors determines in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for such board of directors to comply with its fiduciary obligations to the Company's stockholders under applicable law, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company, and (4) at least two business days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously delivered or made available (at the offices of Skadden, Arps, Slate, Meagher & Flom LLP or Craig Newfield) by the Company to Parent); or

                       (B) approving, endorsing or recommending, or entering into any letter of intent or similar document or any Contract contemplating or otherwise relating to, a Superior Offer if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in this Section 4.3, (2) the Company provides Parent with written notice at least five business days prior to any meeting of the Company's board of directors at which such board of directors will consider whether an Acquisition Proposal constitutes a Superior Offer, (3) the Company's board of directors makes the determination necessary for such Acquisition Proposal to constitute a Superior Offer, (4) the Company does not enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to, such Superior Offer at any time within two business days after Parent receives written notice from the Company confirming that the Company's board of directors has determined that such Acquisition Proposal constitutes a Superior Offer, and (5) simultaneously with the execution of any such letter of intent, Contract or other document, the Company makes the payments called for by Sections 8.3(a) and 8.3(b).

Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.3 by the Company.

                   (b) The Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal or any inquiry, indication of interest or request for nonpublic information that could lead or relate to an Acquisition Proposal) advise Parent orally and in writing of any Acquisition Proposal or any inquiry, indication of interest or request for nonpublic information that could lead or relate to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, information on any previous communication between such Person and the Company leading to such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

                   (c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

                   (d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which any of the Acquired Corporations is a party, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.

                   (e) Nothing contained in this Section 4.3 or in Section
5.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act; provided that, except in compliance with Sections 4.3(a)(B) and 5.2(c), the Company shall not approve or recommend, or propose to approve or recommend, an Acquisition Proposal or withdraw or modify, or propose to withdraw or modify, the Company Board Recommendation.

               4.4 Operation of Parent's Business.

                   (a) During the Pre-Closing Period: (i) Parent shall conduct its business and operations in the ordinary course and in accordance with past practices and; (ii) Parent shall use all commercially reasonable efforts to preserve intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with it.

                   (b) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent in this Agreement; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on Parent. Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to Parent. No notification given to the Company pursuant to this Section 4.4(b) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

        Section 5. ADDITIONAL COVENANTS OF THE PARTIES

               5.1 Registration Statement; Prospectus/Proxy Statement.

                   (a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Prospectus/Proxy Statement and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Prospectus/Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Prospectus/Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company will use all reasonable efforts to cause the Prospectus/Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Acquired Corporations and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this
Section 5.1. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Prospectus/Proxy Statement, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company. If any event relating to Parent occurs, or if Parent becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Prospectus/Proxy Statement, then Parent shall promptly inform the Company thereof and shall file such amendment or supplement with the SEC and, if appropriate, cooperate with the Company in mailing such amendment or supplement to the stockholders of the Company.

                   (b) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders' Meeting; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

               5.2 Company Stockholders' Meeting.

                   (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the approval of this Agreement (the "Company Stockholders' Meeting"). The Company Stockholders' Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable (and in any event within 45 days, so long as such Form S-4 Registration Statement remains in effect and not subject to any stop order during such 45-day period) after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

                   (b) Subject to Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the board of directors of the Company recommends that the Company's stockholders vote to adopt this Agreement at the Company Stockholders' Meeting (the recommendation of the Company's board of directors that the Company's stockholders vote to adopt this Agreement being referred to as the "Company Board Recommendation"); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

                   (c) Notwithstanding anything to the contrary contained in Section 5.2(b), the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if (1) the Company's board of directors has determined in compliance with the requirements set forth in
Section 4.3(a)(B) to accept an Acquisition Proposal that constitutes a Superior Offer, (2) the Company's board of directors determines in good faith, after having taken into account the advice of its outside legal counsel, that the withdrawal or modification of the Company Board Recommendation is required in order for such board of directors to comply with its fiduciary obligations to the Company's stockholders under applicable law, (3) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent at any time within two business days after Parent receives written notice from the Company confirming that the Company's board of directors has determined to accept such Superior Offer, and (4) simultaneously with the withdrawal or modification of the Company Board Recommendation, the Company makes the payments called for by Sections 8.3(a) and 8.3(b).

               5.3 Regulatory Approvals. Each party shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

               5.4 Stock Options.

                   (a) At the Effective Time, all rights with respect to Company Common Stock under each Company Option then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the terms of the stock option agreement by which it is evidenced as set forth herein. From and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Exchange Ratio and rounding up to the nearest cent and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged, except to the extent that any restriction on exercise, term, exercisability, vesting schedule and other provisions of such Company Option are automatically waived in connection with the transactions contemplated by this Agreement; provided, however, that each Company Option assumed by Parent in accordance with this Section 5.4(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. Parent shall file with the SEC, no later than 30 days after the date on which the Merger becomes effective, a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with this Section 5.4(a). Notwithstanding any of the foregoing to the contrary, in lieu of assuming outstanding Company Options, Parent may, at its election, cause such outstanding Company Options to be replaced by issuing replacement stock options in substitution therefor (each, a "Substitute Option"). Each Substitute Option shall (i) be exercisable solely for shares of Parent Common Stock, (ii) cover a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock covered by the Company Option for which it is substituted, multiplied by the Exchange Ratio, rounded down to the nearest whole share,
(iii) have a per share exercise price equal to the per share exercise price of the Company Option for which it is substituted, divided by the Exchange Ratio, rounded up to the nearest whole cent and (iv) have substantially identical terms as the Company Option for which it is substituted including, without limitation, any restriction on the exercise of any such Company Option, the term, exercisability, vesting schedule and other provisions of such Company Option, except to the extent that any restriction on exercise, term, exercisability, vesting schedule and other provisions of such Company Option are automatically waived in connection with the transactions contemplated by this Agreement; provided, however, that each Substituted Option shall be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Time.

                   (b) All actions taken by the Company and Parent pursuant to Sections 5.4(a) and (b) above with respect to Company Options that are incentive stock options within the meaning of Section 422 of the Code shall not adversely affect the tax status of such Company Options.

                   (c) Prior to the Effective Time, the Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of this
Section 5.4 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.4.

               5.5 Employee Benefits. Parent agrees that all employees of the Acquired Corporations who are employed by Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation immediately after the Effective Time ("Continuing Employees") shall be eligible to continue to participate in the Surviving Corporation's health and/or welfare benefit plans in accordance with the terms of such plans, which plans shall provide benefits not materially less favorable in the aggregate to those provided to such employees immediately prior to the Effective Time; provided, however, that (a) nothing in this Section 5.5 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health and/or welfare benefit plan at any time, and (b) if Parent or the Surviving Corporation terminates any such health and/or welfare benefit plan, then, subject to any appropriate transition period, the Continuing Employees shall be eligible to participate in Parent's health, vacation and other non-equity based employee benefit plans, to substantially the same extent as similarly situated employees of Parent. Nothing in this Section 5.5 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of the Surviving Corporation and, subject to any other binding agreement between an employee and Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, the employment of each Continuing Employee shall be "at will" employment. The Company agrees to take (or cause to be taken) all actions necessary or appropriate to terminate, effective immediately prior to the Effective Time, any employee benefit plan sponsored by any of the Acquired Corporations (or in which any of the Acquired Corporations participate) that contains a cash or deferred arrangement intended to qualify under section 401(k) of the Code. To the extent permitted by Legal Requirements, following the Effective Time, Continuing Employees shall be eligible to participate in any employee benefit plan sponsored by the Parent that contains a cash or deferred arrangement intended to qualify under section 401(k) of the Code to the same extent as other similarly situated employees of Parent. Following the Effective Time, with respect to each plan in which any Continuing Employee participates, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Acquired Corporations (or predecessor employers to the extent the Acquired Corporations provided past service credit) shall be treated as service with Parent, the Surviving Corporation or any affiliate of either; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. To the extent permitted by the applicable insurance carrier, such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. To the extent permitted by the applicable insurance carrier, each such plan shall waive pre-existing condition limitations to the same extent waived under the applicable plan of the Acquired Corporation. To the extent permitted by the applicable insurance carrier, Continuing Employees shall be given credit under the applicable plan of Parent, the Surviving Corporation or any affiliate of either for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the successor or replacement plan.

               5.6 Indemnification of Officers and Directors.

                   (a) All rights to indemnification existing in favor of any Person who is now, or had been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director and officer of the Company (the "Indemnified Persons") for acts and omissions occurring prior to the Effective Time, as provided in the Company's bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) in the forms disclosed by the Company to Parent prior to the date of this Agreement, shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under Massachusetts law for a period of six years from the Effective Time. Parent hereby guarantees the observance of such rights to indemnification by the Surviving Corporation.

                   (b) From the Effective Time until the third anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement in the form disclosed by the Company to Parent prior to the date of this Agreement (the "Existing Policy"); provided, however, that (i) the Surviving Corporation may substitute for the Existing Policy a policy or policies of comparable coverage, and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing Policy (or for any substitute policies) in excess of $300,000 in the aggregate. In the event any future annual premiums for the Existing Policy (or any substitute policies) exceeds $300,000 in the aggregate, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for an annual premium equal to $300,000.

                   (c) This Section 5.6 shall survive the consummation of the Merger and is intended to benefit and may be enforced by the Indemnified Persons and shall be binding on all successors and assigns of Parent and Surviving Corporation.

               5.7 Additional Agreements.

                   (a) Subject to Section 5.7(b), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.7(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

                   (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this
Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Asset, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Proprietary Asset; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; or (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations.

               5.8 Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Representative to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (a) Parent shall have approved such disclosure or (b) the Company shall reasonably determine after consultation with outside legal counsel that such disclosure is required by applicable law.

               5.9 Tax Matters. At or prior to the filing of the Form S-4 Registration Statement, the Company, Merger Sub and Parent shall execute and deliver to Cooley Godward LLP and to Skadden, Arps, Slate, Meagher & Flom LLP tax representation letters in forms reasonably requested by the respective counsels. Parent, Merger Sub and the Company shall each confirm to Cooley Godward LLP and to Skadden, Arps, Slate, Meagher & Flom LLP the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Parent and the Company shall use all reasonable efforts prior to and following the Effective Time to cause the Merger to qualify as a tax free reorganization under Section 368(a)(1) of the Code. Following delivery of the tax representation letters pursuant to the first sentence of this
Section 5.9, each of Parent and the Company shall use its reasonable efforts to cause Cooley Godward LLP and Skadden, Arps, Slate, Meagher & Flom LLP, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.9.

               5.10 Listing and Frankfurt Stock Exchange. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the Nasdaq National Market and to obtain the requisite approval for the consummation of the Merger by the Frankfurt Stock Exchange.

               5.11 Resignation of Officers and Directors. The Company shall use all reasonable efforts to obtain and deliver to Parent on or prior to the Closing the resignation of each officer and director of each of the Acquired Corporations to the extent requested by Parent.

        Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER
        SUB

        The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

               6.1 Accuracy of Representations. The representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date; provided, however, that (a) this condition shall be deemed satisfied unless all inaccuracies in such representations and warranties (considered collectively) are deemed to have a Material Adverse Effect on the Acquired Corporations and (b) for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

               6.2 Performance of Covenants. Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

               6.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

               6.4 Stockholder Approval . This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

               6.5 Consents. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, except for such Consents the failure of which to obtain (both individually and in the aggregate) could not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

               6.6 Agreements and Documents. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

                   (a) Noncompetition Agreements in the form of Exhibit C, executed by the individuals listed on Schedule 6.7(a);

                   (b) a legal opinion of Cooley Godward LLP dated as of the Closing Date and addressed to Parent, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that (i) in rendering such opinion, Cooley Godward LLP may rely upon the tax representation letters referred to in Section 5.9, and (ii) if Cooley Godward LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Skadden, Arps, Slate, Meagher & Flom LLP renders such opinion);

                   (c) a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.4, 6.5, and 6.13 have been duly satisfied and that, to his knowledge, the conditions set forth in Sections 6.7 and 6.8 have been duly satisfied; and

                   (d) the written resignations of all officers and directors of each of the Acquired Corporations requested by Parent, effective as of the Effective Time.

               6.7 Employees. Unless Parent shall have expressed an intention not to continue a particular individual's employment, none of the individuals identified on Schedule 6.7(a) shall have ceased to be employed by the Company, or shall have expressed an intention to Parent to terminate his employment with the Company; and not more than 40% of the individuals identified on Schedule 6.7(b) shall have ceased to be employed by the Company, or shall have expressed an intention to Parent to terminate his or her employment with the Company.

               6.8 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred or arisen any event, violation, inaccuracy, circumstance or other matter that is deemed to have a Material Adverse Effect on the Acquired Corporations.

               6.9 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any Consent required under any applicable foreign antitrust law or regulation shall have been obtained.

               6.10 Frankfurt Stock Exchange. The requisite approval for the consummation of the Merger by the Frankfurt Stock Exchange shall have been obtained.

               6.11 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

               6.12 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

               6.13 No Governmental Litigation. There shall not be pending any Legal Proceeding in which a Governmental Body is a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) which would materially and adversely affect the right of Parent, the Surviving Corporation or any Subsidiary of Parent to own the assets or operate the business of the Acquired Corporations; or (e) seeking to compel Parent or the Company, or any Subsidiary of Parent or the Company, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement.

        Section 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

        The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

               7.1 Accuracy of Representations. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, provided, however, that this condition shall be deemed satisfied unless all inaccuracies in such representations and warranties (considered collectively) are deemed to have a Material Adverse Effect on Parent.

               7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

               7.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

               7.4 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

               7.5 Documents. The Company shall have received the following documents:

                   (a) a legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date and addressed to the Company, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, (i) Skadden, Arps, Slate, Meagher & Flom LLP may rely upon the tax representation letters referred to in Section 5.9, and (ii) if Skadden, Arps, Slate, Meagher & Flom LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Cooley Godward LLP renders such opinion); and

                   (b) a certificate executed on behalf of Parent by an executive officer of Parent, confirming that conditions set forth in Sections 7.1, 7.2 and 7.3 have been duly satisfied and that, to his knowledge, the condition set forth in Section 7.6 has been duly satisfied.

               7.6 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred or arisen any event, violation, inaccuracy, circumstance or other matter that is deemed to have a Material Adverse Effect on Parent.

               7.7 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any Consent required under any applicable foreign antitrust law or regulation shall have been obtained.

               7.8 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

               7.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

        Section 8. TERMINATION

               8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote):

                   (a) by mutual written consent of Parent and the Company;

                   (b) by either Parent or the Company if the Merger shall not have been consummated by July 31, 2000 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

                   (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

                   (d) by either Parent or the Company if (i) the Company Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company's stockholders shall have taken a final vote on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at such meeting by the Required Company Stockholder Vote (and shall not have been adopted at any adjournment or postponement thereof); provided, however, that (A) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to obtain such stockholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time, and (B) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) unless the Company shall have made the payment required to be made to Parent pursuant to Section 8.3(a) and shall have paid to Parent any fee required to be paid to Parent prior to such termination pursuant to
        Section 8.3(c);

                   (e) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Triggering Event shall have occurred;

                   (f) by Parent if (i) any of the Company's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied, or (ii) any of the Company's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in the Company's representations and warranties or a breach of a covenant by the Company is curable by the Company and the Company is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach;

                   (g) by the Company if (i) any of Parent's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied, or (ii) if any of Parent's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in Parent's representations and warranties or a breach of a covenant by Parent is curable by Parent and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach; or

                   (h) by the Company if the board of directors of the Company shall have approved a Superior Offer in compliance with
        Section 4.3(a)(B), including having made the payments called for by Sections 8.3(a) and 8.3(b).

               8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.2,
Section 8.3 and Section 9 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, and (b) except as set forth in Section 8.3(d), the termination of this Agreement shall not relieve any party from any liability for any breach of any representation, warranty or covenant contained in this Agreement.

               8.3 Expenses; Termination Fees.

                   (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that (i) Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with
(A) the filing, printing and mailing of the Form S-4 Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto and (B) the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation; and (ii) if this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) or by Parent pursuant to
Section 8.1(e) or if Section 4.3(a)(B) or Section 5.2(c) so requires, then the Company shall make a nonrefundable cash payment to Parent (in addition to any fee that may be payable pursuant to Section 8.3(b) or 8.3(c)), at the time specified in the next sentence or in Section 4.3(a)(B) or Section 5.2(c) as applicable, in an amount equal to the aggregate amount of all fees and expenses (including all attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and the Stock Option Agreement and otherwise in connection with the Merger in an aggregate amount not to exceed $2,000,000. In the case of termination of this Agreement by the Company pursuant to Section 8.1(d), the nonrefundable payment referred to in clause "(ii)" of the proviso to the first sentence of this Section 8.3(a) shall be made by the Company prior to such termination; and in the case of termination of this Agreement by Parent pursuant to Section 8.1(d) or 8.1(e), the nonrefundable payment referred to clause "(ii)" of the proviso to the first sentence of this Section 8.3(a) shall be made by the Company within two business days after such termination.

                   (b) If this Agreement is terminated by Parent pursuant to Section 8.1(e) or if Section 4.3(a)(B) or Section 5.2(c) so requires, then the Company shall pay to Parent, within two business days after such termination or at the time specified in Section 4.3(a)(B) or Section 5.2(c) as applicable, a nonrefundable cash fee in the amount of $30,000,000. Any fee required to be paid pursuant to this Section 8.3(b) shall be in addition to any payment required to be made pursuant to Section 8.3(a).

                   (c) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) and at the time of the Company Stockholders' Meeting an Acquisition Proposal disclosed, announced, commenced, submitted or made prior thereto shall remain outstanding (each such Acquisition Proposal a "Competing Proposal"), then the Company shall pay to Parent, at the time specified in the next sentence, a nonrefundable cash fee in the amount of $10,000,000. In the case of termination of this Agreement by the Company pursuant to Section 8.1(d), the fee referred to in the preceding sentence shall be paid by the Company prior to such termination, and in the case of termination of this Agreement by Parent pursuant to Section 8.1(d), the fee referred to in the preceding sentence shall be paid by the Company within two business days after such termination. Any fee required to be paid pursuant to this Section 8.3(c) shall be in addition to any payment required to be made pursuant to Section 8.3(a). Immediately upon the earlier of entering into a definitive agreement with respect to or consummation of, at any time within six months after the termination of this Agreement, any transaction contemplated by any Competing Proposal, the Company shall pay to Parent an additional nonrefundable cash fee in the amount of $20,000,000. Any fee required to be paid pursuant to this Section 8.3(c) shall be in addition to any payment required to be made pursuant to Section 8.3(a).

                   (d) If this Agreement is terminated pursuant to Section 8.1(g) because of a breach by Parent of any representation, warranty or covenant, Parent shall pay to the Company, within two business days after such termination, a cash fee in the amount of $30,000,000 as liquidated damages and as the sole and exclusive remedy to the Company as a result of such breach. Parent and the Company agree that it would be extremely difficult or impracticable to determine the Company's actual damages in the event of such breach and that the cash fee required to be paid pursuant to this Section 8.3(d) is a reasonable estimate of the Company's damages and not a penalty.

       Section 9. MISCELLANEOUS PROVISIONS

               9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the approval of this Agreement by the stockholders of the Company); provided, however, that after any such approval of this Agreement by the Company's stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

               9.2 Waiver.

                   (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                   (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

               9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

               9.4 Entire Agreement; Counterparts. This Agreement and the Stock Option Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument

               9.5 Applicable Law; Jurisdiction. The Merger shall be governed by the MBCL and this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this
Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in such state; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.8.

               9.6 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

               9.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by the Company or Parent without the prior written consent of the other party, and any attempted assignment of this Agreement or any of such rights by the Company or Parent without such consent shall be void and of no effect. Except as set forth in Section 5.6(c), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

               9.8 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or (b) two business days after sent by registered mail or, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

               if to Parent or Merger Sub:

                  BroadVision, Inc.
                  585 Broadway
                  Redwood City, CA  94063
                  Attention:   Scott Neely, Esq.
                  Facsimile:  (650) 261-5900

               With a copy to:

                  Cooley Godward LLP
                  One Maritime Plaza, 20th Floor
                  San Francisco, CA  94111
                  Attention:  Kenneth L. Guernsey, Esq.
                  Facsimile:  (415) 951-3699

               if to the Company:

                  Interleaf, Inc.
                  62 Fourth Avenue
                  Waltham, MA  02154
                  Attention:  Craig Newfield, Esq.
                  Facsimile:  (781) 768-1145

               With a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  One Beacon Street
                  Boston, MA  02108
                  Attention:   David T. Brewster, Esq.
                  Facsimile:  (617) 573-4822

               9.9 Cooperation. The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

               9.10 Construction.

                   (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

                   (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                   (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                   (d) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

                   (e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


                            BROADVISION, INC.


                            By: /s/ Randall Bolten
                                ----------------------------
                                Randall Bolten
                                Chief Financial Officer



                            INFINITI ACQUISITION SUB, INC.


                            By: /s/ Scott Neely
                                ---------------------------
                                Scott Neely
                                President



                            INTERLEAF, INC.


                            By: /s/ Jaime Ellertson
                                ---------------------------
                                Jaime Ellertson
                                President and CEO






                                 EXHIBIT A

                            CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit A):

        Acquired Corporation Contract. "Acquired Corporation Contract" shall mean any Contract: (a) to which any of the Acquired Corporations is a party or an assignee of a party or (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation.

        Acquired Corporation Proprietary Asset. "Acquired Corporation Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

        Acquired Corporation Source Code. "Acquired Corporation Source Code" shall mean any source code, or any portion, aspect or segment of any source code, relating to any Acquired Corporation Proprietary Asset.

        Acquisition Proposal. "Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

        Acquisition Transaction. "Acquisition Transaction" shall mean any transaction or series of transactions involving:

               (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Corporations is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) in which any of the Acquired Corporations issues securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations;

               (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of any of the Acquired Corporations; or

               (c) any liquidation or dissolution of any of the Acquired Corporations.

        Agreement. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

        Company Common Stock. "Company Common Stock" shall mean the Common Stock, $0.01 par value per share, of the Company.

        Company Disclosure Schedule. "Company Disclosure Schedule" shall mean the disclosure schedule that has been prepared by the Company and that has been delivered by the Company to Parent on the date of the Agreement and signed by the President of the Company.

        Company Warrants. "Company Warrants" shall mean the Finpiave Warrant and the Series D Warrants.

        Confidentiality Agreement. "Confidentiality Agreement" shall mean the confidentiality agreement, dated as of December 14, 2000, by and between Parent and the Company.

        Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental
Authorization).

        Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

        Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

        Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        Form S-4 Registration Statement. "Form S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

        Governmental Authorization. "Governmental Authorization" shall mean any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

        Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

        HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

        Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq National Market).

        Material Adverse Effect. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Acquired Corporations if such event, violation, inaccuracy, circumstance or other matter individually, or in the aggregate with all other events or circumstances (considered together with all other matters that would constitute exceptions to the representations and warranties of the Company set forth in the Agreement; provided, however, that, for purposes of determining whether such matters constitute exceptions to the representations and warranties, all "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties shall be disregarded), had or could reasonably be expected to have a material adverse effect on (i) the business, financial condition, capitalization, assets, liabilities, operations or results of operations of the Acquired Corporations taken as a whole, or (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or the Stock Option Agreement or to perform any of its obligations under the Agreement or the Stock Option Agreement. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter individually, or in the aggregate with all other events or circumstances (considered together with all other matters that would constitute exceptions to the representations and warranties of Parent set forth in the Agreement; provided, however, that, for purposes of determining whether such matters constitute exceptions to the representations and warranties, all "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties shall be disregarded), had or would reasonably be expected to have a material adverse effect on (i) the business, financial condition, capitalization, assets, liabilities, operations or results of operations of Parent and its Subsidiaries taken as a whole or (ii) the ability of Parent to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement; provided, however, that a decline in Parent's stock price, in and of itself, shall not be deemed to have a Material Adverse Effect on Parent. For purposes of determining whether there has been a Material Adverse Effect, any change, effect, event or occurrence relating to (i) this Agreement or the transactions contemplated hereby or the announcement thereof (including, without limitation, any employee attrition, any cancellation, reduction or delay in orders by customers or any cancellation, reduction or delay in shipments by suppliers resulting therefrom), (ii) the economy or securities markets of the United States or any other region in general, (iii) the software industry in general, and not specifically related to any of the Acquired Corporations or Parent and its Subsidiaries or (iv) the failure, in and of itself, to meet the predictions of equity analysts, shall be disregarded.

        Parent Common Stock. "Parent Common Stock" shall mean the Common Stock, $0.0001 par value per share, of Parent.

        Person. "Person" shall mean any individual, Entity or Governmental
Body.

        Proprietary Asset. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

        Prospectus/Proxy Statement. "Prospectus/Proxy Statement" shall mean the proxy statement to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting.

        Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

        SEC. "SEC" shall mean the United States Securities and Exchange Commission.

        Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

        Subsidiary. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at leased a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests or such Entity.

        Superior Offer. "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to acquire all of the outstanding shares of Company Common Stock on terms that the board of directors of the Company determines, in its reasonable judgment, based upon advice of an independent financial advisor of nationally recognized reputation, to be more favorable to the Company's stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

        Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

        Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

        Triggering Event. A "Triggering Event" shall be deemed to have occurred if: (i) any of the Acquired Corporations or any Representative of any of the Acquired Corporations violates any of the requirements or restrictions set forth in Section 4.3 or Section 5.2; (ii) the Company's board of directors approves, endorses or recommends any Acquisition Proposal; (iii) the Company enters into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal; (iv) the Company's board of directors fails to reaffirm the Company Board Recommendation, or fails to reaffirm its determination that the Merger is in the best interests of the Company's stockholders, within eight business days after Parent requests in writing that such recommendation or determination be reaffirmed; or (v) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within eight business days after such Acquisition Proposal is announced.

        Unaudited Parent Interim Balance Sheet. "Unaudited Parent Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of Parent and its consolidated subsidiaries as of September 30, 1999 included in Parent's Report on Form 10-Q for the fiscal quarter ended September 30, 1999, as filed with the SEC prior to the date of this Agreement.

        Unaudited Interim Balance Sheet. "Unaudited Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 1999 included in the Company's Report on Form 10-Q for the fiscal quarter ended September 30, 1999, as filed with the SEC prior to the date of this Agreement.






                                                                 EXHIBIT B


                     THE COMMONWEALTH OF MASSACHUSETTS

                           William Francis Galvin
                       Secretary of the Commonwealth
           One Ashburton Place, Boston, Massachusetts 02108-1512


                          ARTICLES OF ORGANIZATION
                        (General Laws, Chapter 156B)


                                 ARTICLE I

                   The exact name of the corporation is:

                              Interleaf, Inc.


                                 ARTICLE II

          The purpose of the corporation is to engage in the following business activities:

To purchase, manufacture, produce, assemble, receive, lease or in any manner acquire, hold, own, use, operate, install, maintain, service, repair, process, alter, improve, market, import, export, sell, lease, assign, transfer and generally to trade an deal in and with communications, data processing, graphic processing, electronic and other equipment, devices, apparatus, components, parts and supplies, products, machinery, systems, goods, wares, merchandise and personal property of every kind, nature or description, tangible or intangible, used or capable of being used for any purposes whatsoever; and to engage and participate in any mercantile, manufacturing or trading business of any kind or character.

To carry on any business or other activity which may be lawfully carried on by a corporation organized under the Business Corporation Law of the Commonwealth of Massachusetts, whether or not related to those referred to in the foregoing paragraph.



Note: If the space provided under any article or item on this form is insufficient, additions shall be set forth on one side only of separate 81/2 x 11 sheets of paper with a left margin of at least 1 inch. Additions to more than one article may be made on a single sheet so long as each article requiring each addition is clearly indicated.


                                ARTICLE III

State the total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue.

-----------------------------------------------------------------------------
        WITHOUT PAR VALUE                         WITH PAR VALUE
-----------------------------------------------------------------------------
     TYPE        NUMBER OF SHARES      TYPE      NUMBER OF SHARES   PAR VALUE
-----------------------------------------------------------------------------
   Common:                            Common:        100,000           $.01
-----------------------------------------------------------------------------
  Preferred:                         Preferred       100,000           $.01
-----------------------------------------------------------------------------

                                 ARTICLE IV

If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.

                          See attached sheets 4A.


                                 ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:

                                    N/A


                                 ARTICLE VI

* Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders.

                           See attached sheets 6A

--------
*        If there are no provisions state "None" Note.  The preceding six
(6) articles are considered to be permanent and may ONLY be changed by filing appropriate Articles of Amendment


                                ARTICLES VII

The effective date of organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.

                                ARTICLE VIII

The information contained in Article VIII is not a permanent part of the Articles of Organization.

a. The street address (post office boxes are not acceptable) of the principal office of the corporation in Massachusetts is:
     c/o National Registered Agents, Inc., One Federal Street,
     27th Floor, Boston, MA  02110

b. The name, residential address and post office address of each director and officer of the corporation is as follows:


               NAME             RESIDENTIAL ADDRESS        POST-OFFICE ADDRESS

President:     Scott Neely      851 Whitehall Lane                 Same
                                Redwood City, CA  94061
Treasurer:     Tina Correia     18850 Sydney Circle                Same
                                Castro Valley, CA  94546
Clerk:         Scott Neely      Same as above                      Same

Directors:     Scott Neely      Same as above                      Same
               Tine Correia     Same as above                      Same

c. The fiscal year (i.e., tax year) of the corporation shall end on the last day of the month of: December

d. The name and business address of the resident agent, if any, of the corporation is: National Registered Agents, Inc., One Federal Street, 27th Floor, Boston, MA 02110

                                 ARTICLE IX

By-Laws of the corporation have been duly adopted and the president, treasurer, clerk and directors whose names are set forth above, have been duly elected.

IN WITNESS WHEREOF AND UNDER THE PAINS AND PENALTIES OF PERJURY, I/we, whose signature(s) appear below as incorporator(s) and whose name(s) and business or residential address(es) are clearly typed or printed beneath each signature do hereby associate with the intention of forming this corporation under the provisions of General Laws, Chapter 156B and do hereby sign these Articles of Organization as incorporator(s) this day of ,
 .


Note: If an existing corporation is acting as incorporator, type in the exact name of the corporation, the state or other jurisdiction when it was incorporated, the name of the person signing on behalf of said corporation and the title he/she holds or other authority by which such action is taken.



                       THE COMMONWEALTH OF MASSACHUSETTS

                            ARTICLES OF ORGANIZATION
                          (General Laws, Chapter 156B)

               ---------------------------------------------


I hereby certify that, upon examination of these Articles of Organiza tion, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $ having been paid, said articles are deemed to have been filed with me this day of 2000.

Effective date:


                           WILLIAM FRANCIS GALVIN
                       Secretary of the Commonwealth

FILING FEE: One tenth of one percent of the total authorized capital stock, but not less than $200.00. For the purpose of filing, shares of stock with a par value less than $1.00, or no par stock, shall be deemed to have a par value of $1.00 per share.


                       TO BE FILED IN BY CORPORATION
                   Photocopy of document to be sent to:






                                                  Telephone:





                           CONTINUATION SHEET 4A

         4. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the corporation is hereby authorized, within the limitations and restrictions stated in these Articles of Organization to determine or alter the rights, preferences, powers, privileges and the restrictions, qualifications and limitations granted to or imposed upon any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof; and to increase or decrease the number of shares constituting any such series; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares then constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         The authority of the Board of Directors with respect to each such series of Preferred Stock shall include, without limitation of the foregoing, the right to determine and fix:

         (1) The distinctive designation of such series and the number of shares to constitute such series;

         (2) The rate at which dividends on the shares of such series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative and whether the shares of such series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so on what terms;

         (3) The right, if any, of the corporation to redeem shares of the particular series and, if redeemable, the price, terms and manner of such redemption;

         (4) The special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such series shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation;

         (5) The terms and conditions, if any, upon which shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

         (6) The obligation, if any, of the corporation to retire or purchase shares of such series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

         (7) Voting rights, if any;

         (8) Limitations, if any, on the issuance of additional shares of such series or any shares of any other series of Preferred Stock; and

         (9) Such other preferences or restrictions or qualifications thereof as the Board of Directors may deem advisable and not inconsistent with the law and the provisions of these Articles of Organization.


                           CONTINUATION SHEET 6A

         6. Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

         (a) The directors may make, amend, or repeal the By-Laws of the corporation in whole or in part, except with respect to any provision thereof which by law or these Articles of Organization or the By-Laws requires action by the stockholders.

         (b) Meetings of the stockholders of the corporation may be held anywhere in the United States.

         (c) The corporation shall have the power to be a partner in any business enterprise which this corporation would have the power to conduct by itself.





                                                                 EXHIBIT C


                          NONCOMPETITION AGREEMENT

         THIS NONCOMPETITION AGREEMENT is being executed and delivered as of January 26, 2000 by _______________ (the "Stockholder") in favor of, and for the benefit of BROADVISION, INC., a Delaware corporation (the "Parent") and INTERLEAF, INC., a Massachusetts corporation (the "Company"). Certain capitalized terms used in this Noncompetition Agreement are defined in
Section 19.

                                  RECITALS

         A. As a stockholder and employee of the Company, the Stockholder has obtained extensive and valuable knowledge and confidential information concerning the businesses of the Company and its subsidiaries. (The Company and its subsidiaries are referred to collectively herein as the "Acquired Companies.")

         B. Pursuant to an Agreement and Plan of Merger and Reorganization dated as of January ____, 2000 (the "Reorganization Agreement"), among Parent, the Company, and Infiniti Acquisition Sub, Inc., a wholly owned subsidiary of Purchaser ("Merger Sub"), Merger Sub will merge with and into the Company (the "Merger"). The Reorganization Agreement contemplates that, upon consummation of the Merger, (i) holders of shares of the common stock of the Company will receive shares of common stock of Parent ("Parent Common Stock") in exchange for their shares of common stock of the Company and (ii) the Company will become a wholly owned subsidiary of Parent. It is accordingly contemplated that Stockholder will receive shares of Parent Common Stock in the Merger.

         C. In connection with the Merger (and as a condition to the consummation of the Merger), and to enable Parent to secure more fully the benefits of acquiring the Acquired Companies as wholly owned subsidiaries, Parent has required that the Stockholder enter into this Noncompetition Agreement; and the Stockholder is entering into this Noncompetition Agreement in order to induce Parent to consummate the acquisitions contemplated by the Reorganization Agreement.

         D. Parent, the Acquired Companies and Parent's other subsidiaries have conducted and are conducting their respective businesses on a national basis.

                                 AGREEMENT

         In order to induce Parent to consummate the transactions contemplated by the Reorganization Agreement, and for other good and valuable consideration, the Stockholder agrees as follows:

         1. RESTRICTION ON COMPETITION. The Stockholder agrees that, during the Noncompetition Period, the Stockholder shall not, and shall not permit any of his Affiliates to:

            (a) engage in Competition in any Restricted Territory; or

            (b) be or become an officer, director, stockholder, owner, co-owner, Affiliate, general or limited partner, promoter, employee, agent, representative, consultant, advisor, manager, licensor or sublicensor of, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages in Competition in any Restricted Territory;

provided, however, that the Stockholder may, without violating this Section 1, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition if (i) such shares are actively traded on an established national securities market in the United States,
(ii) the number of shares of such corporation's capital stock that are owned beneficially (directly or indirectly) by the Stockholder and the number of shares of such corporation's capital stock that are owned beneficially (directly or indirectly) by the Stockholder's Affiliates collectively represent less than three percent of the total number of shares of such corporation's capital stock outstanding, and (iii) neither the Stockholder nor any Affiliate (excluding any Affiliate that is an individual) of the Stockholder is otherwise associated directly or indirectly with such corporation or with any Affiliate of such corporation. Stockholder may not take or permit any of his Affiliates to take any action indirectly that he or his Affiliates are prohibited by this Agreement from taking directly.

         2. NO HIRING OR SOLICITATION OF EMPLOYEES. The Stockholder agrees that, during the Noncompetition Period, the Stockholder shall not, and shall not knowingly permit any of his Affiliates to: (a) hire any Specified Employee, or (b) directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on the Stockholder's own behalf or on behalf of any other Person) any Specified Employee to leave his or her employment with Parent, any of the Acquired Companies or any of Parent's other subsidiaries. (For purposes of this Section 2, "Specified Employee" shall mean any individual who (i) is or was an employee of any of the Acquired Companies on the date of this Noncompetition Agreement or during the 180-day period ending on the date of this Noncompetition Agreement, and (ii) remains or becomes an employee of Parent, any of the Acquired Companies or any of Parent's other subsidiaries on the date of this Noncompetition Agreement or at any time during the 180-day period thereafter.)

         3. CONFIDENTIALITY. The Stockholder agrees that he shall hold all Confidential Information in strict confidence and shall not at any time (whether during or after the Noncompetition Period): (a) reveal, report, publish, disclose or transfer any Confidential Information to any Person (other than Parent or any Affiliate of Parent), except in the performance of his obligations as an employee of Parent or an Affiliate or Parent; (b) use any Confidential Information for any purpose, except in the performance of his obligations as an employee of Parent or an Affiliate of Parent; or
(c) use any Confidential Information for the benefit of any Person (other than Parent or any Affiliate of Parent). Notwithstanding the above, the Stockholder shall not be in violation of this Section 3 with regard to a disclosure that was in response to a valid order by a court or other governmental body, provided that the Stockholder provides Parent with prior written notice of such disclosure in order to permit Parent to seek confidential treatment of such information.

         4. REPRESENTATIONS AND WARRANTIES. The Stockholder represents and warrants, to and for the benefit of Parent and the Company, that: (a) he has full power and capacity to execute and deliver, and to perform all of his obligations under, this Noncompetition Agreement; and (b) neither the execution and delivery of this Noncompetition Agreement nor the performance of this Noncompetition Agreement will result directly or indirectly in a violation or breach of (i) any agreement or obligation by which the Stockholder or any of his Affiliates is or may be bound, or (ii) any law, rule or regulation. The Stockholder's representations and warranties shall survive for the Noncompetition Period; provided, however that nothing herein shall relieve the Stockholder from any liability or obligation arising from any breach of a representation or warranty during the Noncompetition Period.

         5. SPECIFIC PERFORMANCE. The Stockholder agrees that, in the event of any breach or threatened breach by the Stockholder of any covenant or obligation contained in this Noncompetition Agreement, each of Parent and the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

         6. NON-EXCLUSIVITY. The rights and remedies of Parent and the Company under this Noncompetition Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent and the Company under this Noncompetition Agreement, and the obligations and liabilities of the Stockholder under this Noncompetition Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations. Nothing in this Noncompetition Agreement shall limit any of the Stockholder's obligations, or the rights or remedies of Parent or the Company under the Reorganization Agreement; and nothing in the Reorganization Agreement shall limit any of the Stockholder's obligations, or any of the rights or remedies of Parent or the Company under this Noncompetition Agreement. No breach on the part of Parent, the Company or any other party of any covenant or obligation contained in the Reorganization Agreement or any other agreement shall limit or otherwise affect any right or remedy of Parent, the Company or any of the other Indeminitees under this Noncompetition Agreement.

         7. SEVERABILITY. If any provision of this Noncompetition Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Noncompetition Agreement. Each provision of this Noncompetition Agreement is separable from every other provision of this Noncompetition Agreement, and each part of each provision of this Noncompetition Agreement is separable from every other part of such provision.

         8. GOVERNING LAW; VENUE.

         (a) This Noncompetition Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Massachusetts (without giving effect to principles of conflicts of laws).

         (b) Any legal action or other legal proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this Noncompetition Agreement may be brought or otherwise commenced in any state or federal court located in the County of San Francisco, California.
Stockholder:

             (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of San Francisco, California (and each appellate court located in the State of California), in connection with any such legal proceeding;

             (ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth on the signature page of this Noncompetition Agreement shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

             (iii) agrees that each state and federal court located in the County of San Francisco, California, shall be deemed to be a convenient forum; and

             (iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of San Francisco, California, any claim that the Stockholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Noncompetition Agreement or the subject matter of this Noncompetition Agreement may not be enforced in or by such court.

         Nothing contained in this Section 9 shall be deemed to limit or otherwise affect the right of Parent or the Company to commence any legal proceeding or otherwise proceed against the Stockholder in any other forum or jurisdiction.

         (c) THE STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS NONCOMPETITION AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS NONCOMPETITION AGREEMENT.

         9. WAIVER. No failure on the part of Parent or the Company to exercise any power, right, privilege or remedy under this Noncompetition Agreement, and no delay on the part of Parent or the Company in exercising any power, right, privilege or remedy under this Noncompetition Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither Parent nor the Company shall be deemed to have waived any its claim arising out of this Noncompetition Agreement, or any of its power, right, privilege or remedy under this Noncompetition Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent or the Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         10. SUCCESSORS AND ASSIGNS. Each of Parent and the Company may freely assign any or all of its rights under this Noncompetition Agreement, at any time, in whole or in part, to any Affiliate or in connection with the sale of all or substantially all of the business of the Acquired Companies to a third party (whether by means of a sale of assets, sale of stock, merger, consolidation or otherwise) without obtaining the consent or approval of the Stockholder or of any other Person. This Noncompetition Agreement shall be binding upon the Stockholder and his heirs, executors, estate, personal representatives, successors and assigns, and shall inure to the benefit of Parent and the Company and their permitted assigns.

         11. FURTHER ASSURANCES. The Stockholder shall (at the Stockholder's sole expense) execute and/or cause to be delivered to Parent and the Company such instruments and other documents, and shall (at the Stockholder's sole expense) take such other actions, as Parent or the Company may reasonably request at any time (whether during or after the Noncompetition Period) for the purpose of carrying out or evidencing any of the provisions of this Noncompetition Agreement.

         12. ATTORNEYS' FEES. If any legal action or other legal proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this Noncompetition Agreement is brought against the Stockholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         13. CAPTIONS. The captions contained in this Noncompetition Agreement are for convenience of reference only, shall not be deemed to be a part of this Noncompetition Agreement and shall not be referred to in connection with the construction or interpretation of this Noncompetition Agreement.

         14. CONSTRUCTION. Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Noncompetition Agreement. Neither the drafting history nor the negotiating history of this Noncompetition Agreement shall be used or referred to in connection with the construction or interpretation of this Noncompetition Agreement. As used in this Noncompetition Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words "without limitation." Except as otherwise indicated in this Noncompetition Agreement, all references in this Noncompetition Agreement to "Sections" are intended to refer to Sections of this Noncompetition Agreement.

         15. SURVIVAL OF OBLIGATIONS. The obligations of the Stockholder under this Noncompetition Agreement (other than under Sections 3 and 12) shall expire upon the expiration of the Noncompetition Period. The expiration of the Noncompetition Period shall not operate to relieve the Stockholder of any obligation or liability arising from any prior breach by the Stockholder of any provision of this Noncompetition Agreement. The obligations of the Stockholder under Sections 3 and 12 shall survive the expiration of the Noncompetition Period.

         16. OBLIGATIONS ABSOLUTE. The Stockholder's obligations under this Noncompetition Agreement are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of Parent, the Company or any other Person) of any provision of the Reorganization Agreement or any other agreement, or by virtue of any failure to perform or other breach of any obligation of Parent, the Company or any other Person.

         17. AMENDMENT. This Noncompetition Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Stockholder, Parent (or any successor to Parent) and the Company (or any successor to the Company).

         18. DEFINED TERMS. For purposes of this Noncompetition Agreement:

         (a) "Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person; provided, however, that in no event shall an individual be deemed to be under control by an entity.

         (b) "Competing Product" means any: (i) any end-to-end XML-based content management product for e-commerce; (ii) product, equipment, device or system that has been designed, developed, manufactured, assembled, promoted, sold, supplied, distributed, resold, installed, supported, maintained, repaired, refurbished, licensed, sublicensed, financed, leased or subleased by or on behalf of any of the Acquired Companies under the names BladeRunner, QuickSilver, Information Manager, BR Web and X-WAP (and any versions and releases thereto); (iii) product, equipment, device or system that is designed, developed, manufactured, assembled, promoted, sold, supplied, distributed, resold, installed, supported, maintained, repaired, refurbished, licensed, sublicensed, financed, leased or subleased by or on behalf of Parent, any of the Acquired Companies or any of Parent's other subsidiaries at any time during the Noncompetition Period; or (iv) product, equipment, device or system that is substantially the same as, incorporates, is a material component or part of, is based upon, is functionally similar to or competes in any material respect with any product, equipment, device or system of the type referred to in clause "(i)", clause "(ii)" or clause "(iii)" of this sentence, but excluding in all circumstances the software products of third party vendors that are embedded or incorporated into any of the foregoing.

         (c) "Competing Service" means any: (i) service that has been provided, performed or offered by or on behalf of any of the Acquired Companies (or any predecessor of any of the Acquired Companies) at any time on or prior to the date of this Noncompetition Agreement with respect to any Competing Product; (ii) service that is provided, performed or offered by Parent, any of the Acquired Companies or any of Parent's other subsidiaries at any time during the Noncompetition Period; (iii) service that facilitates, supports or otherwise relates to the design, development, manufacture, assembly, promotion, sale, supply, distribution, resale, installation, support, maintenance, repair, refurbishment, licensing, sublicensing, financing, leasing or subleasing of any Competing Product; or
(iv) service that is substantially the same as, is based upon or competes in any material respect with any service referred to in clause "(i)", clause "(ii)", clause "(iii)" or clause "(iv)" of this sentence.

         (d) A Person shall be deemed to be engaged in "Competition" if:
(i) such Person or any of such Person's Affiliates is engaged directly or indirectly in the design, development, manufacture, assembly, promotion, sale, supply, distribution, resale, installation, support, maintenance, repair, refurbishment, licensing, sublicensing, financing, leasing or subleasing of any Competing Product; or (ii) such Person or any of such Person's Affiliates is engaged directly or indirectly in providing, performing or offering any Competing Service.

         (e) "Confidential Information" means any non-public information (whether or not in written form and whether or not expressly designated as confidential) relating directly or indirectly to Parent, any of the Acquired Companies or any of Parent's other subsidiaries or relating directly or indirectly to the business, operations, financial affairs, performance, assets, technology, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, consultants or plans of Parent, any of the Acquired Companies or any of Parent's other subsidiaries (including any such information consisting of or otherwise relating to trade secrets, know-how, technology, inventions, prototypes, designs, drawings, sketches, processes, license or sublicense arrangements, formulae, proposals, research and development activities, customer lists or preferences, pricing lists, referral sources, marketing or sales techniques or plans, operations manuals, service manuals, financial information, projections, lists of consultants, lists of suppliers or lists of distributors); provided, however, that "Confidential Information" shall not be deemed to include information of the Company that becomes publicly known and in the public domain through no fault of the Stockholder.

         (f) "Noncompetition Period" shall mean the period commencing on the date of this Noncompetition Agreement and ending on the later of (i) the second anniversary of the effective date of the Merger or (ii) the first anniversary of the termination of the Stockholder's employment with Parent or an Affiliate of Parent.

         (g) "Person" means any: (i) individual; (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.

         (h) "Restricted Territory" means each county or similar political subdivision of each State of the United States of America (including each of the counties in the State of California), and each State, territory or possession of the United States of America, and any foreign jurisdictions into which Parent and any of the Acquired Companies currently sell products or services.


         IN WITNESS WHEREOF, the Stockholder has duly executed and delivered this Noncompetition Agreement as of the date first above written.



                                     [NAME OF STOCKHOLDER]




                                     Address:

                                     Telephone No.:(   )       Facsimile:(  )